Exhibit 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this Statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Dated: Dated: May 2, 2013

W & H INVESTMENTS

By:	The Hazelrig Companies, Inc., Its General Partner
By:	/s/ William C. Hazelrig, Sr.
Name: William C. Hazelrig, Sr. Title: President

W & M INVESTMENTS

By:	Frederick G. Wedell, Its General Partner
/s/ Frederick G. Wedell

WILLIAM C. HAZELRIG, SR.

/s/ William C. Hazelrig, Sr.

FREDERICK G. WEDELL

/s/ Frederick G. Wedell

LYNN HAZELRIG

/s/ Lynn Hazelrig

KATHRYN HAZELRIG BRINKLEY

/s/ Kathryn Hazelrig Brinkley

WILLIAM C. HAZELRIG, JR.

/s/ William C. Hazelrig, Jr.

VIRGINIA HAZELRIG

/s/ Virginia Hazelrig

ELIZABETH HAZELRIG

/s/ Elizabeth Hazelrig